                           INDEMNIFICATION AGREEMENT
                           -------------------------

     THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made as of the ___ day of August, 1999 by and among Clarus Corporation, a Delaware corporation (the "Company"), Geac Computer Systems, Inc., a Georgia corporation (the "US Buyer") and Geac Canada Limited, a Canadian corporation (the "IP Buyer" and, together with the US Buyer, the "Buyers").

     WHEREAS, immediately prior to the execution of this Agreement, the Company and the IP Buyer have entered into an Intellectual Property Rights Purchase Agreement pursuant to which the Company agreed to sell to the IP Buyer and the IP Buyer agreed to purchase from the Company certain intellectual property relating to the Business, as such term is hereafter defined (the "IP Purchase Agreement");

     WHEREAS, immediately prior to the execution of this Agreement, the Company and the US Buyer have entered into an Asset Purchase Agreement pursuant to which the Company agreed to sell and the US Buyer agreed to purchase certain other assets of the Company relating to the Business (the "US Purchase Agreement");

     WHEREAS, the parties to this Agreement desire to provide for indemnification rights and obligations pertaining to the breach of any of the covenants, obligations, representations and warranties set forth in the IP Purchase Agreement and the US Purchase Agreement; and

     WHEREAS, for purposes of this Agreement, the term "Business" means all of the business conducted by the Company, of each and every nature, relating to the development, marketing, licensing and sale of products exclusively for use in the Financial/Enterprise Resource Planning/Human Resources market, and, for greater certainty, excluding the Electronic Commerce Business;

     WHEREAS, for purposes of this Agreement, the term "Electronic Commerce Business" means the development, marketing, licensing and sale of products exclusively for use in electronic commerce, currently consisting of the "Clarus E Procurement" and "Clarus Commerce" products;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, in the IP Purchase Agreement and in the US Purchase Agreement, and intending to be legally bound, the Company, the IP Buyer and the US Buyer hereby agree as follows:

     1.   Definitions. All capitalized terms used herein and not otherwise
          -----------
defined shall have the respective meanings assigned to them in the IP Purchase Agreement or the US Purchase Agreement, as the case may be.

     2.   Indemnification.
          ---------------

          2.1  By the Company. The Company hereby agrees to indemnify and hold
               --------------
harmless each of the IP Buyer and the US Buyer from and against all claims, damages, losses, liabilities, costs and expenses, including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions (collectively, the "Losses"), in connection with each of the following (it being understood and agreed that the enumeration of specific categories of Losses below does not limit the scope of any other categories of Losses listed below which may include such specific categories):

               (a) any breach of any representation or warranty, or non-fulfillment or non-performance on the part of the Company of any covenant or agreement, contained in this Agreement, the IP Purchase Agreement, the US Purchase Agreement, the Trademark License Agreement among the US Buyer, the IP Buyer and the Company, dated as of even date hereunder (including their respective Schedules) and any other related agreements or transactions contemplated herein or therein, or any certificates delivered by the Company in connection with such transaction (collectively, the "Covered Documents");

               (b) any product warranty or product liability claim (however characterized) relating to (i) products manufactured, delivered, licensed or sold by the Company prior to the Closing Date or (ii) the Company's use of the Company Intellectual Property, the Acquired Assets or the Company's business or operations prior to the Closing Date, except for claims by customers made pursuant to the Company's Software License and Support Agreement ("SLSA") where
(x) the remedy sought is a remedy specified therein and (y) such SLSA is an Assumed Contract (it being understood and agreed that the foregoing exception does not apply to claims under such SLSA where the remedy sought is not a remedy specified therein; provided, that the Buyer has used commercially reasonable
                   --------
efforts to meet its obligations under such SLSA); or

               (c) any claims, penalties or obligations in connection with any failure to comply with the requirements of the Uniform Commercial Code and bulk sales laws in force in the jurisdictions in which such laws may be applicable to the Company or the transactions contemplated by this Agreement.

          2.2  By the IP Buyer and the US Buyer. The IP Buyer and the US Buyer,
               --------------------------------
jointly and severally, hereby indemnify and hold harmless the Company from and against all Losses in connection with:

               (a) any breach of any representation or warranty, or non-fulfillment or non-performance on the part of the IP Buyer or the US Buyer, as applicable, of any covenant or agreement, contained in the Covered Documents;

               (b) the US Buyer's use of the Acquired Assets after the Closing Date; and

               (c) the IP Buyer's use of the Company Intellectual Property after the Closing Date.

          2.3  Claims for Indemnification. Whenever any claim shall arise for
               --------------------------
indemnification under this Section 2, the IP Buyer or the US Buyer, on the one hand, or the Company, on the other hand (the party seeking such indemnification, the "Indemnified Party"), shall promptly notify the other party or parties hereto (the party or parties from whom indemnification is sought, the "Indemnifying Party"), and such Indemnifying Party's counsel pursuant to the IP Purchase Agreement or the US Purchase Agreement, as applicable, in writing (the "Indemnification Notice") of the claim, which writing shall include the facts constituting the basis for such claim, the specific section of the IP Purchase Agreement or the US Purchase Agreement, as applicable, upon which the claim is based and an estimate, if possible, of the amount of damages suffered by the Indemnified Party. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a "Third Party Claim"), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall attach all correspondence and demands from such third party. In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and the claim shall be paid in accordance with Section
2.5 hereof. The Indemnified Party shall not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted
                    --------  -------
against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within twenty (20) days after notification thereof, the Indemnified Party shall (until such time as the Indemnifying Party assumes control of the defense) have the right to settle or compromise such claim on commercially reasonable terms upon giving notice to the Indemnifying Party, so long as such settlement includes a full release of the Indemnifying Party from such Third Party Claim.

          2.4  Defense by the Indemnifying Party. (a) In connection with any
               ---------------------------------
claim which may give rise to indemnity hereunder resulting from or arising out of any Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice given to the Indemnified Party, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel to conduct the defense of such claims or legal proceedings (provided that such counsel shall acknowledge in
                             --------
writing to the Indemnifying Party and the Indemnified Party that in conducting such defense it is representing both the Indemnifying Party and the Indemnified Party; and that if such counsel subsequently determines that there is a conflict of interest in continuing to represent both the Indemnifying Party and the Indemnified Party, such counsel shall notify such parties, in which event the Indemnified Party shall be entitled to participate in such defense with its own counsel). The reasonable fees of the counsel selected by the Indemnified Party in accordance with the preceding sentence shall be at the sole cost and expense of the Indemnifying Party if it is finally determined that the Indemnifying Party is responsible for such claim. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement or judgement includes a full release of the Indemnified Party from such Third Party Claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within twenty (20) days after the date it receives written notice of such claim from the Indemnified Party: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem necessary or appropriate, including, but not limited to, settling such claim or litigation (subject to the last sentence of Section 2.3), on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner.

          (b) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

          2.5  Payment of Indemnification Obligation. Subject to Section 3
               -------------------------------------
hereof, upon a final determination of an indemnification claim, whereby such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to an Indemnification Notice or (ii) the mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) a final arbitration award pursuant to the provisions of the IP Purchase Agreement or the US Purchase Agreement, as applicable, then the amount of the Losses stated in such claim or otherwise agreed to or awarded, as the case may be, shall be promptly paid, (i) if owed by the Company to the US Buyer or the IP Buyer, in cash or by cashier's check or wire transfer of immediately available funds payable to the applicable Indemnified Party either directly by the Company or by the Escrow Agent from the Escrow Amount as specified in Section 3.5 below; and (ii) if owed by the US Buyer or the IP Buyer, as applicable, to the Company, in cash or by cashier's check or wire transfer of immediately available funds payable to the Company. The parties agree that any payment of an indemnification obligation hereunder by the Company to the Buyers shall constitute a reduction in the Purchase Price paid under the US Purchase Agreement.

          2.6  No Consequential Damages. The parties agree that special,
               ------------------------
punitive, consequential or exemplary damages shall not be included in any Losses for purposes hereof.

     3.   Limitations on Indemnification.
          ------------------------------

          3.1  Definitions. For purposes of this Agreement, the following terms
               -----------
shall have the following definitions:

          (a) "Class A Claims" shall mean claims for indemnification pursuant to Section 2.1(a) of this Agreement for a breach of any of the representations set forth in Section 2.12 or 2.17 of the US Purchase Agreement or the last two sentences of Section 2.3, Sections 2.4(f) or 2.4(g) or clause (iii) of the first sentence of Section 2.4(i) (in each case incorporating the defined terms of Section 2.4) of the IP Purchase Agreement.

          (b) "Class B Claims" shall mean claims for indemnification pursuant to Sections 2.1(b) or 2.1(c) of this Agreement, or pursuant to Section 2.1(a) of this Agreement for a breach of any of the representations and warranties set forth in those provisions of Section 2.4 of the IP Purchase Agreement that are not included within the scope of Class A Claims.

          (c) "Class C Claims" shall mean claims for indemnification pursuant to Section 2.1 of this Agreement which do not constitute Class A Claims or Class B Claims, including without limitation claims for indemnification for the breach of any of the representations, warranties, covenants and obligations of the Company set forth in the US Purchase Agreement and the IP Purchase Agreement.

          (d) "Company Claims" shall mean claims for indemnification pursuant to Section 2.2 of this Agreement.

          (e) "First Tier Amount" means, as of a given time, the least of the following dollar amounts:

               (i) $2,907,000 minus the aggregate amount of indemnification payments then made pursuant to Section
                         2.1 of this Agreement to satisfy all Class C Claims;

               (ii) one-half of the sum of the Purchase Price set forth in the US Purchase Agreement, as adjusted, and the Purchase Price set forth in the IP Purchase Agreement, as adjusted (together, the "Combined Purchase Price") minus the aggregate amount of indemnification payments then made pursuant to Section 2.1 of this Agreement to satisfy all Class B Claims and Class C Claims; and

               (iii) the Combined Purchase Price minus the aggregate amount of indemnification payments then made pursuant to
                         Section 2.1 of this Agreement to satisfy all Class A Claims, Class B Claims and Class C Claims.

          (g) "Second Tier Amount" means, as of a given time, the lesser of the following dollar amounts:

               (i) one-half of the Combined Purchase Price minus the aggregate amount of indemnification payments then made pursuant to

                         Section 2.1 of this Agreement to satisfy all Class B Claims and Class C Claims; and

               (ii) the Combined Purchase Price minus the aggregate amount of indemnification payments then made pursuant to
                         Section 2.1 of this Agreement to satisfy all Class A Claims, Class B Claims and Class C Claims.

          (h) "Third Tier Amount" means, as of a given time, the dollar amount equal to the Combined Purchase Price minus the aggregate amount of indemnification payments then made pursuant to Section 2.1 of this Agreement to satisfy all Class A Claims, Class B Claims and Class C Claims.

          3.2  The Company's Maximum Indemnification Liability.  All claims for
               -----------------------------------------------
indemnification and damages under this Agreement, the IP Purchase Agreement and the US Purchase Agreement, other than claims relating to Sections 1.8 and 1.9 of the US Purchase Agreement and claims based on fraud, shall be governed solely by this Agreement and limited to the amounts specified in this Section 3.2. The indemnification liability of the Company under Section 2.1 of this Agreement shall be subject to the limitations set forth below:

          (a) The Company's indemnification liability at any given time for Class A Claims shall be limited to the Third Tier Amount applicable at such time;

          (b) The Company's indemnification liability at any given time for Class B Claims shall be limited to the Second Tier Amount applicable at such time; and

          (c) The Company's indemnification liability at any given time for Class C Claims shall be limited to the First Tier Amount applicable at such time.

          For the avoidance of uncertainty, Schedule 3.2 attached hereto sets
                                            ------------
forth a number of hypothetical scenarios illustrating the operations of the indemnity limitations set forth in this Section 3.2. The Indemnified Party shall not be entitled to indemnification hereunder until the aggregate of all claims for indemnification by such party exceeds $50,000, in which case the Indemnified Party shall be entitled to recover the full amount of such claims.

          3.3  Other Company Liabilities. Notwithstanding the limitations of
               -------------------------
Section 3.2 above, the Company shall be liable to the full extent of the amounts payable pursuant to Sections 1.8 and 1.9 of the US Purchase Agreement, as well as to any liability for damages or indemnification arising by reason of fraud.

          3.4. Limitation on Liability of the US Buyer and the IP Buyer. The
               --------------------------------------------------------
maximum amount for which the US Buyer and the IP Buyer, in the aggregate, shall be liable with respect to Company Claims shall be one-half of the Purchase Price; provided, however, that the foregoing limitation shall not apply to their
       --------  -------
indemnity obligations under Sections 2.2(b) and (c) hereof.

          3.5  Use of Escrow Amount. All payment of indemnification obligations
               --------------------
for Class A Claims shall be satisfied from the Escrow Amount pursuant to the provisions of the Escrow Agreement; provided that if the Escrow Amount is exhausted or the Escrow Agreement has been terminated, such payments shall be made directly by the Company. All other payment of indemnification obligations shall be made in cash, or by wire transfer of immediately assessable funds, directly by the Indemnifying Party. The Escrow Amount shall be available, pursuant to the Escrow Agreement, for the payment of indemnification obligations for Class B and Class C Claims and unpaid amounts due under Section 4 hereof and
Section 1.9 of the US Purchase Agreement, to the extent specified in the US Agreement and the Escrow Agreement.

          3.6  Survival. All representations and warranties contained in
               --------
Sections 2.12 and 2.17 of the US Purchase Agreement shall survive until the expiration of the statute of limitations applicable to the subject matter thereof. All representations and warranties contained in Section 2.4 of the IP Purchase Agreement shall survive through the last calendar day of the eighteenth
(18th) full calendar month after the Closing Date. All representations, warranties and covenants contained elsewhere in the US Purchase Agreement, the IP Purchase Agreement and the Trademark License Agreement shall survive for 180 days after the Closing Date. Notwithstanding anything in the foregoing to the contrary, (i) claims, if any, asserted in writing prior to the applicable survival termination date set forth above and identified as claims for indemnification pursuant to this Section 3 shall survive until finally resolved and satisfied in full, (ii) claims based upon fraud or misrepresentations shall survive until the expiration of the applicable statute of limitations.

          3.7  Certain Additional Indemnity Arrangements. Schedule 2.6 attached
               -----------------------------------------
to the US Purchase Agreement sets out three customers to whom the Company has contractual deliverable obligations generally described in said schedule ("Deliverables"), which contracts are being assumed by the US Buyer.

     For a period of 18 months from the Closing Date, the Company agrees to indemnify the Buyers for 50% of all costs of any nature incurred by the Buyers to satisfy the Deliverables, up to a maximum indemnity of $490,000. Buyers shall deliver to the Company proper evidence and invoices of all such costs incurred. In the event the Buyers satisfy the Deliverables through the use of internal resources, such costs shall be charged at the Buyers' then current list price less 30%. The Buyer(s), after using reasonable efforts to resolve any dispute regarding the Deliverables, may satisfy or otherwise settle with each of the above referenced customers as it considers appropriate in its sole discretion.

     The above indemnity will apply independently of the other indemnity obligations set forth in this Section 3 and will have no impact thereon or be impacted thereby.

     4.   IP Purchase Price Adjustment Formula. The Purchase Price set forth in
          ------------------------------------
Section 1.3 of the IP Purchase Agreement (the "IP Purchase Price") shall be subject to adjustment after the Closing as follows to reflect the diminution in value of the Company's Intellectual Property:

          (a) Within thirty (30) days after the Closing Date, the Company shall deliver to the Buyers a schedule of assets acquired and liabilities assumed of the Business pursuant to the US Purchase Agreement as of the Closing Date (the "Closing Statement of Value"). Each account reflected on such Closing Statement of Value shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") and the Company's past accounting practices applied consistently with the accounting practices utilized in preparing the Schedule of Acquired Assets and Assumed Liabilities as of March 31, 1999 attached as Schedule 4(a) hereto (the "Initial Asset/Liability Schedule"). The
            -------------
Company shall determine the Asset Value of the Business as of the Closing Date based on the information set forth in the Closing Statement of Value (the "Closing Asset Value"). For purposes of this Section 4, the "Asset Value of the Business" shall be the amount by which the net book value of the Total Current Assets included in the Acquired Assets exceeds the Assumed Liabilities. "Total Current Assets" means total current assets determined in accordance with GAAP and the Company's past accounting practices used in preparing the Initial Asset/Liability Schedule. The Company shall also determine the Asset Value of the Business as of the date of the Initial Asset/Liability Schedule based on the information set forth therein as to the net book value of the same categories of assets included in the Acquired Assets and the same categories of liabilities included in the Assumed Liabilities (the "Initial Asset Value"). The Closing Statement of Value shall be accompanied by a statement (the "Adjustment Statement") prepared by the Company setting forth the amount, if any, by which the Closing Asset Value is less than the Initial Asset Value (the "Adjustment Amount").

          (b) There shall be no adjustment to the IP Purchase Price if the Closing Asset Value is equal to or greater than the Initial Asset Value.

          (c) In the event that the Adjustment Statement indicates an Adjustment Amount and the Buyers dispute the calculation of the Closing Asset Value, they shall notify the Company in writing (the "Dispute Notice") of the amount, nature and basis of such dispute within fifteen (15) business days after delivery of the Closing Statement of Value. In the event of such dispute, the parties shall first use their reasonable efforts to resolve such dispute among themselves. In the event that the parties resolve such dispute among themselves, the Company shall immediately pay, by wire transfer to the IP Buyer, the Adjustment Amount. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then the dispute shall be submitted for binding resolution to a mutually acceptable, nationally recognized Big Five accounting firm which is independent of all parties.

          (d) If the Adjustment Statement indicates an Adjustment Amount and the Company has not received a Dispute Notice within the fifteen (15) day period referenced in clause (c) above, then the Adjustment Amount shall be deemed accepted by and binding upon the parties and the Company shall immediately pay, by wire transfer to the IP Buyer, the Adjustment Amount. The IP Purchase Price shall be decreased on a dollar-for-dollar basis for the Adjustment Amount.

          (e)  If any amount required to be paid by the Company pursuant to
Section 4(c) or (d) above is not paid within three (3) business days after it is due, the IP Buyer shall be entitled to submit a certificate to the Escrow Agent requiring immediate distribution of the unpaid amount from the Escrow Amount (the "Adjustment Certificate"). Notwithstanding such distribution, the Company shall be required to immediately deposit funds with the Escrow Agent to replace the amounts so distributed.

          (f) No adjustment to the Purchase Price set forth in the US Purchase Agreement shall be made as a result of the adjustments contemplated by this
Section 4.

     5.   Dispute Resolution. All disputes among the parties shall be resolved
          ------------------
in accordance with the procedures set forth in the US Purchase Agreement (with respect to disputes relating to such Agreement) or the IP Purchase Agreement (with respect to disputes relating to such Agreement and this Agreement).

     6.   Notices. All notices shall be given to the parties to this Agreement
          -------
in the manner and at the addressed specified in the US Purchase Agreement (with respect to all parties except the IP Buyer) and in the IP Purchase Agreement (with respect to the IP Buyer).

     7.   Successors and Assigns. This Agreement shall be binding upon and inure
          ----------------------
to the benefit of the parties hereto and their respective successors and assigns, except that the US Buyer and the IP Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the IP Buyer or the US Buyer or the Company from any obligation or liability under this Agreement.

     8.   Entire Agreement; Amendments; Attachments. This Agreement and all
          -----------------------------------------
agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties hereto may amend or modify this Agreement by a written instrument executed by the US Buyer, the IP Buyer and the Company.

     9.   Severability. Any provision of this Agreement which is invalid,
          ------------
illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     10.  Expenses. Except as otherwise expressly provided herein, the IP Buyer
          --------
and the US Buyer, on the one hand, and the Company, on the other hand, will pay all other fees and expenses incurred by them in connection with the transactions contemplated hereunder.

     11.  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Georgia.

     12.  Section Headings. The section headings are for the convenience of the
          ----------------
parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     13.  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                   GEAC COMPUTER SYSTEMS, INC.



                                   By:    _________________________________
                                   Name:  _________________________________
                                   Title: _________________________________


                                   GEAC CANADA LIMITED


                                   By:    _________________________________
                                   Name:  _________________________________
                                   Title: _________________________________



                                   CLARUS CORPORTION

                                   By:    _________________________________
                                   Name:  _________________________________
                                   Title: _________________________________

                                 Schedule 3.2
                                 ------------

              Sample Calculations of Indemnification Limitations
              --------------------------------------------------

     The following examples are for illustrative purposes only.

     Assume that the Combined Purchase Price is $17,100,000.

Example 1
---------

$4,000,000 Class B Claim is the first claim paid.

First Tier Amount = $2,907,000
Second Tier Amount = $8,550,000 - $4,000,000 = $4,550,000
Third Tier Amount = $17,100,000 - $4,000,000 = $13,100,000


Example 2
---------

$3,000,000 Class C Claim is the first claim paid.

First Tier Amount = $0
Second Tier Amount = $8,550,000 - $3,000,000 = $5,550,000
Third Tier Amount = $17,100,000 - $3,000,000 = $14,100,000

Example 3
---------

$7,000,000 Class A Claim is the first claim paid.

First Tier Amount = $2,907,000
Second Tier Amount = $8,550,000
Third Tier Amount = $17,100,000 - $7,000,000 = $10,100,000

Example 4
---------

$9,000,0000 Class A Claim is the first claim paid.

First Tier Amount = $2,907,000
Second Tier Amount = $17,100,000 - $9,000,000 = $8,100,000
Third Tier Amount = $17,100,000 - $9,000,000 = $8,100,000